SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 19, 2011
PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-21467 (Commission File Number)	41-2170618 (IRS Employer Identification No.)

400 Capitol Mall, Suite 2060, Sacramento, CA	95814
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(916) 403-2123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

The 2011 Annual Meeting of Stockholders (“Annual Meeting”) of Pacific Ethanol, Inc. (the “Company”) was held on May 19, 2011. The following nominees were elected by the votes indicated to serve as directors for a one year term, or until their successors are elected and qualified:

Name	Total Votes for Each Director	Total Votes Withheld from Each Director
William L. Jones	25,317,061	1,866,362
Neil M. Koehler	25,568,826	1,614,597
Terry L. Stone	25,266,808	1,916,615
John L. Prince	25,233,613	1,949,810
Douglas L. Kieta	25,477,458	1,705,965
Larry D. Layne	25,216,855	1,966,568
Michael D. Kandris	25,624,969	1,558,454

The following proposals were also approved at the Annual Meeting by the votes indicated:

Proposal	For	Against	Abstain
Proposal Two: To approve an amendment to the Company’s Certificate of Incorporation to effectuate a reverse split of the Company’s issued and outstanding shares of common stock at a ratio of between 1-for-3 and 1-for-7, inclusive, which ratio will be selected at the discretion of the Company’s Board of Directors, with any fractional shares that would otherwise be issuable as a result of the reverse split being rounded up to the nearest whole share (the “Reverse Stock Split”); provided, that the Company’s Board of Directors may abandon or delay the Reverse Stock Split in its sole discretion until the next annual meeting of stockholders to be held in 2012.
	59,927,660	11,185,365	845,621
Proposal Three: To approve an amendment to the Company’s 2006 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan from 6,000,000 shares to 8,500,000 shares (subject to the effects of the Reverse Stock Split, if approved and implemented).	19,060,836	7,480,622	641,965
Proposal Four: To ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.	68,162,748	1,379,197	2,416,631

The number of broker non-votes as to the election of directors and Proposal Three was 44,775,223.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2011	PACIFIC ETHANOL, INC.

By: /S/ CHRISTOPHER W. WRIGHT
Christopher W. Wright,
Vice President, General Counsel & Secretary